Québec

CERTIFICAT DE MODIFICATION

Loi sur les compagnies, Partie IA
(L.R.Q., chap. C-38)

J'atteste par les présentes que la compagnie

PASSEPORT POTASSE INC.

et sa ou ses version(s)

PASSPORT POTASH INC.

a modifié ses statuts le ***10 NOVEMBRE 2009***, en vertu de la partie IA de la Loi sur les compagnies, comme indiqué dans les statuts de modification ci-joints.

Déposé au registre le 17 novembre 2009
sous le numéro d'entreprise du Québec 1140348377

Registraire des entreprises
Québec

Registraire des entreprises

E730I17P73P81NA

LEX-304 (2008-09)